Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2021, with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities included in the annual report of The9 Limited on Form 20-F for the year ended December 31, 2020. We consent to the incorporation by reference of our report dated March 29, 2021 in the Registration Statements of The9 Limited on Form S-8 (No. 333-127700, No. 333-156306, No. 333-168780, No. 333-210693, No. 333-217190 and No. 333-231105).

/s/ Grant Thornton
Shanghai, the People’s Republic of China
March 29, 2021